SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

       Date of Report (Date of earliest event reported): August 12, 2002

                          Level 3 Communications, Inc.
             (Exact name of Registrant as specified in its charter)

Delaware                                                              47-0210602
(State or other jurisdiction of                                 (I.R.S. Employer
incorporation or organization)                               Identification No.)

1025 Eldorado Blvd., Broomfield, Colorado                                  80021
(Address of principal executive offices)                              (Zip code)

                                  720-888-1000
               (Registrant's telephone number including area code)

                                 Not applicable
         (Former name and former address, if changed since last report)

Item 5.  Other Events and Regulation FD Disclosure

     In the Level 3 Communications, Inc. (the "Company") definitive proxy statement for the 2002 Annual Meeting of Stockholders, the Company indicated that although the Company believes that the existing grants of long term incentive ("LTI") compensation awards were necessary to attract, retain, motivate and reward the people necessary to implement the Company's business plan, the Board of Directors of the Company (the "Board") believes that these levels of LTI compensation awards could, in the case of relatively strong common stock price growth (that is, stock price appreciation that is in excess of at least 100% per year from current price levels), lead to the need to use a significant amount of the Company's available cash for the settlement of OSO exercises. In response to the possibility of the need to use available cash to settle OSO exercises, James Q. Crowe, CEO and R. Douglas Bradbury, Executive Vice President and Vice Chairman and all other non-employee members of the Board of Directors have agreed to irrevocably waive the right to exercise any Outperform Stock Options ("OSOs") or Convertible Outperform Stock Options ("C-OSOs") granted to them during 2001 and the first quarter of 2002. In addition, Kevin J. O'Hara, President and COO and Charles C. Miller, III,
Executive Vice President and Vice Chairman and each of the 11 Group Vice Presidents of the Company, have agreed to irrevocably waive the right to exercise any OSOs or C-OSOs granted to them during 2001 and the first quarter of 2002 to the extent that the aggregate number of shares of the Company's common stock, par value $.01 per share (the "Level 3 Common Stock") that could be issued upon exercise of any of those OSOs or C-OSOs would exceed an aggregate of 275,000 shares of Level 3 Common Stock per individual. The Company also stated that although these waivers were granted without any conditions, the Board reserved the right to modify or terminate these waivers, in whole or in part, in its sole discretion after considering the possible approval of the proposal to amend the Company's 1995 Stock Plan to increase the number of shares of the Company's common stock reserved for issuance under the 1995 Stock Plan by 50,000,000 shares of common stock, or the rate at which employees exercise awards issued under the 1995 Stock Plan or the rates of employee attrition, or a combination of these factors or other relevant factors, in determining whether to modify or terminate, in whole or in part, these waivers over time.

Effective on August 12, 2002, the Board determined that the restrictions on James Q. Crowe, R. Douglas Bradbury, Kevin J. O'Hara, Charles C. Miller, III and all other non-employee members of the Board of Directors would remain in place, but that the restrictions on each of the Compan's Group Vice Presidents would be modified to permit the exercise of OSOs or C-OSOs granted to them during 2001 and the first quarter of 2002 up to an aggregate of 400,000 shares of the Level 3 Common Stock from 275,000 shares of Level 3 Common Stock.


Item 7.  Financial Statements and Exhibits

(a)      Financial Statements of business acquired

         None

(b)      Pro forma financial information

         None

(c)      Exhibits

99.1     Certifications of James Q. Crowe and Sureel A. Choksi

Item 9.  Regulation FD Disclosure

     On August 14, 2002, Level 3 Communications, Inc. (the "Company") Chief Executive Officer James Q. Crowe and Chief Financial Officer Sureel A. Choksi, certified to the U.S. Securities and Exchange Commission (the "SEC"), that Level 3's Annual Report on Form 10-K for the year ended December 31, 2001, as amended, its Form 10-Q reports for the first and second quarters of 2002, the Company's 2002 proxy statement to stockholders and other recent filings did not contain any material misstatements or material omissions. These actions are in response to a June 27, 2002, order by the SEC requiring approximately 950 companies to certify the that their company's financial reports did not contain any material misstatements or material omissions. A copy of these certifications are filed as
Exhibit 99.1 to this Current Report and incorporated by reference as if set forth in full. The furnishing of this information shall not be deemed an admission as to the materiality of the information included in this Current Report. This information is not filed but is furnished pursuant to Regulation FD.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                        Level 3 Communications, Inc.



August 14, 2002                         By:  /s/ Neil J. Eckstein
                                        ---------------------------------
Date                                    Neil J. Eckstein, Vice President